                                                                   Exhibit 10.43

May 30, 2000

Mr. Rob Cohen
President
Princeton Review of New Jersey, Inc.
252 Nassau Street
Princeton, New Jersey  08542

                              Re: Distance Learning

Dear Rob:

         Princeton Review Operations, L.L.C. ("Operations") is entering into an Option Agreement with Princeton Review of New Jersey, Inc. and Princeton Review of Boston, Inc. (together, "Boston/NJ"), under which Operations will have the option to purchase the assets of Boston/NJ on certain agreed terms. As a prerequisite to execution of the Option Agreement, Princeton Review Management, L.L.C. ("Franchisor") and Boston/NJ have agreed to certain terms under which Franchisor and/or its affiliates (collectively, "TPR") will have the right to market and sell "Distance Learning" in the Boston/NJ franchise territories. The purpose of this letter is to memorialize those terms.

         For purposes of this letter agreement, "Distance Learning" means: (i) any "Interactive Product," as that term is defined in Section 3 of the May 31, 1995 Addendum to the franchise agreements between Boston/NJ and Franchisor (the "Franchise Agreements"); and (ii) any web-based "Test Preparation Product" (as that term is defined in Section 2.3 of the May 31, 1995 Formation Agreement relating to The Princeton Review Publishing Company, L.L.C.) whose suggested retail price exceeds the "Maximum Allowable Price" (as defined in Section 2.5 of the Formation Agreement). If TPR's total revenues from the Boston/NJ franchise territories in any fiscal quarter from products included in clause (ii) plus Test Preparation Products whose suggested retail price is less than the Maximum Allowable Price ("Low-Priced Products") exceed 50% of TPR's combined revenues from the Boston/NJ franchise territories for all Distance Learning products and Low-Priced Products (the "50% Threshold"), Boston/NJ will have the right to suspend its marketing commitment under Section 7.d below for all Distance Learning products until TPR's revenues from products in clause (ii) plus Low-Priced Products fall below the 50% Threshold in any quarter. During any period in which Boston/NJ elects to suspend its marketing obligations as provided in this paragraph, the Distance Learning Fee under Section 3 below will be reduced to ten percent (10%) of Distance Learning Revenue. Otherwise, the foregoing two sentences will not affect the operation of this letter agreement.

         While this letter agreement is in effect, the terms of this letter supersede the provisions of Section 3 of the May 31, 1995 Addendum. The effectiveness of this letter agreement does not depend on whether Operations exercises the Purchase Option as provided in the Option Agreement.

         1. Duration. This letter agreement takes effect upon its execution and execution of the Option Agreement. The terms of this letter agreement will expire on December 31, 2002 if TPR has not acquired the Boston/NJ franchises by that date. If the terms of this letter agreement expire under this paragraph, the rights and obligations of TPR and Boston/NJ under Section 3 of the May 31, 1995 Addendum will go back into effect on January 1, 2003 and will not be affected by this letter agreement.

         2. Distance Learning Revenue. "Distance Learning Revenue" means the total monies paid for Distance Learning services by Distance Learning students in the Boston/NJ franchise territories, minus (i) credit card processing fees incurred in connection with such payments from Distance Learning students, and
(ii) the aggregate fees paid by TPR to Boston/NJ under Section 5.b below. The zip code of the student's shipping address at the time of the student's original purchase of Distance Learning will be used to determine whether the student is within or outside of the Boston/NJ franchise territories. If TPR's records do not show a shipping address, the zip code of the student's billing address at the time of original purchase of Distance Learning will be used.

         3. Distance Learning Fee. TPR will market and sell in the Boston/NJ franchise territories all Distance Learning that TPR generally markets and sells in the territories of Operations' company-owned sites. In consideration of the right to market and sell Distance Learning in the Boston/NJ franchise territories, TPR will pay to Boston/NJ fifteen percent (15%) of Distance Learning Revenue (the "Distance Learning Fee"). For any Distance Learning course that permits the student to sign up for or participate in more than three (3) hours of online synchronous instruction, the Distance Learning Fee per student will not be less than fifteen percent (15%) of the average of the prices then charged by TPR franchisees in San Diego, California, Austin, Texas, and New York, New York for the equivalent live instruction course (if such course exists).

         4. Course Tools Fee.

                  a. TPR will provide each "Course Student" (as defined below) with registered access to the student tools at the web site(s) that TPR uses to provide online services to students. "Course Student" means a student who enrolled with Boston/NJ after the date of this letter agreement for a live, in-person SAT, ACT, GRE, GMAT, USMLE, MCAT, or LSAT course. "Course Student" does not include a student enrolled in any institutional or non-profit course or any mini-course (e.g., PSAT Weekend) appropriately designated in the TPR management information system. Boston/NJ agrees that it will offer access to online course tools only in conjunction with the courses provided to Course Students. TPR agrees to offer Boston/NJ Students the same online services offered to course students enrolled at Operations' company-owned sites.

                  b. In consideration of the access granted by TPR, Boston/NJ will pay TPR $10.75 for each Course Student (the "Course Tools Fee"). The Course Tools Fee will increase to $11.50 for each Course Student who enrolls after the date on which TPR makes available to

Boston/NJ the asynchronous portion of its Distance Learning services for all of the following: SAT, ACT, LSAT, GMAT, and GRE.

                  c. TPR agrees that all online course tools that are generally available to Course Students on the date of this letter will remain available. TPR further agrees that, within six months after the date of this letter, the following online services will be available to Course Students: (i) the ability to view diagnostic results from Yonkers; and (ii) the ability to score Yonkers-supported diagnostics. If either tool is not available to Course Students by the end of the six-month period, the Course Tools Fee will decrease to $7.50 until such time as both of the tools referred to in (i) and (ii) above are available to Course Students.

         5. Review Sessions.

                  a. If requested by TPR, Boston/NJ agrees to conduct Review Sessions (as defined below) at least twice per calendar month, at no fewer sites than the number of locations at which Boston/NJ then conducts courses for graduate school admissions tests. TPR will provide 90 days advance notice, specifying the requested date, time, session length, and subject matter (e.g., GMAT Math) of the Review Session. Boston/NJ will make reasonable efforts to provide the Review Session on the terms requested, subject to the regular business practices of facilities used but not controlled by Boston/NJ. Boston/NJ will have no obligation to conduct a Review Session at any location that is more than 25 miles from the site(s) at which Boston/NJ regularly schedules course sessions for the subject covered by the Review Session. TPR may cancel any scheduled Review Session at any time, but TPR will be liable for the Management Review Session Fee (as defined below) if the cancellation occurs fewer than 14 days before the scheduled date of the Review Session.

                  b. TPR will pay Boston/NJ $250 per location per session for each Review Session conducted by Boston/NJ (the "Management Review Session Fee"). In addition, TPR will provide all student materials for Review Sessions that are free of charge to the student under Section 5.c below. Boston/NJ will provide all other-student materials for Review Sessions. TPR will also provide teacher materials and Review Session training to Boston/NJ teachers, at a level adequate to prepare a person who is qualified to teach the underlying course to teach the Review Session in the same subject.

                  c. TPR will provide a means for Distance Learning students to sign up for Review Sessions online, and will provide Boston/NJ with a system to view such registration list. Enrollment for Review Sessions will close two business days prior to the Review Session date. All Distance Learning students whose billing address is within 25 miles of a Boston/NJ course location will have the right to attend two Review Sessions free of charge. Distance Learning students may attend any number of additional Review Sessions if the student pays Boston/NJ no less than the Student Review Session Fee (defined below) for each Review Session in excess of two. Boston/NJ will be responsible for tracking the attendance of Distance Learning students at Review Courses, using an online system provided by TPR. Boston/NJ may market additional The Princeton Review(R) services to students whose names TPR provides to Boston/NJ under

Section 7.e below.

                  d. For purposes of this Paragraph:

                           i. "Review Session" means a session of live
instruction lasting not longer than four hours and capable of accommodating up to 25 students.

                           ii. "Student Review Session Fee" means the amount
determined by multiplying the Average Per-session Course Fee by one and two-tenths (1.2).

                           iii. "Average Per-session Course Fee" means the
amount determined by averaging the Per-session Course Fees calculated for The Princeton Review(R) offices in San Diego, California, Austin, Texas, and New York, New York.

                           iv. "Per-session Course Fee" means the amount
determined by allocating a Course Fee in accordance with Franchisor's Statement of Inter-Franchise Transfer Policy.

                           v. "Course Fee" means the total course fee charged by
a Princeton Review office for a full, live classroom course preparing for the same test as the course in which a Distance Learning student is enrolled.

         6. Effect on Calculation of Royalty-Service Fee and Advertising-Promotion Fee. For purposes of calculating royalty-service fees and advertising-promotion fees due from. Boston/NJ to Franchisor under the Franchise
Agreements: (a) the Distance Learning Fee and Management Review Session Fees will not be included in Boston/NJ's gross receipts, but (b) Student Review Session Fees will be included in Boston/NJ's gross receipts.

         7. Other Benefits and Commitments.

                  a. TPR will provide registered access to online course make-up sessions for each student enrolled by Boston/NJ after the date of this letter agreement in a live SAT, ACT, GRE, GMAT, USMLE or LSAT course.

                  b. TPR will provide Boston/NJ with registered access to TPR's virtual classroom environment (the "Horizon System") for the purpose of training Boston/NJ course instructors.

                  c. Boston/NJ will permit Distance Learning students within the Boston/NJ franchise territories to participate in all proctored, simulated test sessions offered by Boston/NJ. TPR will provide a means for Distance Learning students to sign up online for such simulated test sessions, and will provide Boston/NJ with a registration list no later than 5 business days before the scheduled test session.

                  d. TPR and Boston/NJ will each, in any marketing that refers to The Princeton Review(R) courses, include references in equal prominence to live, in-person instruction and Distance Learning services. (The foregoing obligation applies only to materials that are reprinted, re-recorded, or re-filmed or are first designed or produced after the date of this letter agreement.) References to Distance Learning in Boston/NJ's materials must be no less prominent (in size, color, position, graphics, audibility, visibility, etc.) than any reference to tutoring services in the same materials. If the marketing materials make no reference to tutoring services, the reference to Distance Learning must be prominent to a reasonable consumer.

                  e. TPR will provide to Boston/NJ, within 10 days after registration, the name, address, telephone number, email address, test date, and other registration information received by TPR from Distance Learning students whose shipping address is within the Boston/NJ franchise territories. Boston/NJ will provide materials and a contact plan to TPR before contacting any such student for any purpose other than the service for which the student registered.

                  f. Except for the marketing commitment in Section 7.d above, the testing commitment in Section 7.c, and the commitment to provide live instruction under Section 5.a, TPR will be responsible for all customer service to Distance Learning students.

                  g. The benefits described in a.-f. above will be provided at no additional charge to TPR, Boston/NJ or their students.

         8. Payments. All amounts payable by TPR and Boston/NJ under this letter agreement will be calculated as of the end of each calendar quarter and are due within thirty (30) days after the end of the calendar quarter.

         9. No Waiver. This letter agreement is entered into without prejudice to any position that Franchisor or Boston/NJ may take in the future with respect to Section 3 of the May 31, 1995 Addendum, if that provision goes back into effect as provided above.

         10. Cancellation. TPR or Boston/NJ may terminate this letter agreement by written notice if the other party fails to cure a default under this letter agreement within 30 days after receipt of notice of default. However, TPR and Boston/NJ will remain liable for, and will continue to perform, all of their obligations under this letter agreement with respect to students who enrolled in a live course or Distance Learning before the effective date of termination.

         11. Other Distance Learning Arrangements. TPR will notify Boston/NJ if TPR enters into an agreement on the marketing and sale of Distance Learning with Test Services, Inc. and/or T.S.T.S., Inc. while this letter agreement is in effect. Boston/NJ will have the right, within 10 days after receipt of TPR's notice, to notify TPR that Boston/NJ wishes to substitute the terms of TPR's arrangement with Test Services, Inc./T.S.T.S., Inc. for the terms of this letter agreement. Boston/NJ may not select particular terms of the arrangement with Test Services, Inc./T.S.T.S., Inc.; Boston/NJ must accept all of the alternative terms or none. If Boston/NJ gives timely notice that it wishes to switch to the alternative terms for the remaining duration of this letter agreement, TPR and Boston/NJ will prepare any documentation they mutually agree is appropriate to accomplish the switch. With respect to Distance Learning, this provision is in lieu of any and all other rights Boston/NJ may have under its agreements with TPR to obtain the benefit of terms negotiated by TPR with others.

         If the terms set forth above are acceptable to Boston/NJ, please indicate your agreement by signing this letter in the space provided below. Two originals of this letter are enclosed; please sign each original and return one of them to me. The remaining original is for your records.

                                                     Very truly yours,


                                                     /s/ Mark Chernis
                                                     -------------------------
                                                     Mark Chernis
                                                     Chief Operating Officer

ACCEPTED AND AGREED TO:

PRINCETON REVIEW OF BOSTON, INC.

By: /s/ Robert Cohen
Title: Vice President

PRINCETON REVIEW OF NEW JERSEY, INC.

By: /s/ Robert Cohen

Title: President